EXHIBIT 99.1
                                                                   ------------


                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                               PRIVATE OFFERING OF
               $255 MILLION CUMULATIVE CONVERTIBLE PREFERRED STOCK


OKLAHOMA CITY, OKLAHOMA, MARCH 23, 2004 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it intends to commence a private placement offering to eligible purchasers of $255 million of a new series of its cumulative convertible preferred stock with a stated value of $1,000 per share. The offering is expected to be eligible for resale under Rule 144A. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States only to non-U.S. investors.

Chesapeake intends to use the net proceeds of the offering to repay debt under its bank credit facility and to fund approximately $100 million of pending acquisitions of oil and gas properties, or in the event the acquisitions are not consummated, excess proceeds will be used for general corporate purposes including possible future acquisitions.

The chief executive officer and chief operating officer of Chesapeake intend to purchase at the offering price an aggregate of $20 million stated value in additional shares of the preferred stock directly from the Company at closing of the offering. The company also intends to grant a 30-day option to purchase a maximum of $38.25 million stated value in additional shares of convertible preferred stock to cover any over-allotments in the offering.

The preferred stock has not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the preferred stock.


THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES AND GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. ALTHOUGH WE BELIEVE OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

CHESAPEAKE ENERGY CORPORATION IS ONE OF THE FIVE LARGEST INDEPENDENT NATURAL GAS PRODUCERS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS AND TEXAS GULF COAST REGIONS OF THE UNITED STATES.